China Fire Expands Executive Management Team

BEIJING, Feb. 25 /PRNewswire-Asia-FirstCall/ -- China Fire & Security Group, Inc. (Nasdaq: CFSG) ("China Fire" or "the Company"), a leading total solution provider of industrial fire protection systems in China, today announced three promotions to newly created positions that further strengthen its senior leadership team and position the Company for continued growth.

Mr. Weishe Zhang has been promoted to Chief Technology Officer (CTO) and Executive Director of China Fire. In this new role, he will expand the Company's technical lead and broaden its patent portfolio in China and abroad. Mr. Zhang has served as a technical advisor helping the growth of Sureland Industrial (a wholly owned subsidiary of China Fire) since it was founded in 1995. He joined Sureland Industrial full time in 2002 and had previously held various positions in research and development, including Director of System Integration, Director of Product Research and Development and Chief Engineer. Prior, Mr. Zhang held various technical and management positions including Chief Engineer and General Manager at several other large fire protection companies in China. An inventor of dozens of international and domestic patents, Mr. Zhang received a Master's Degree in Engineering from Beijing University of Aeronautics & Astronautics in 1989.

Mr. Weigang Li has been promoted to Vice President of Worldwide Sales of China Fire and General Manager of Sureland Industrial, positions that maximize his skill and success with key customer accounts, broad relationships in the industry, and profound knowledge of China Fire's organizational strengths. In this new role, Mr. Li will lead the Company's expansion into new regions and markets, as well as help deepen its relationship with existing Tier-1 customers. A founding member of Sureland Industrial and a driving force in the Company's early and present sales achievements, Mr. Li has been influential in winning a number of large, notable contracts since the Company's inception. Mr. Li had previously served as Deputy Director of Sales, Director of sales, and Deputy General Manager of Sureland, and he is a brother of Mr. Gangjin Li, the Chairman of the Board. Mr. Li has over 15 years experience in project sales and sales management, and prior to founding Sureland in 1995, was an entrepreneur selling electrical systems to industrial customers in China. He is currently completing a business diploma in an advanced program for young Chinese entrepreneurs at Tsinghua University.

Mr. Haijun Yang has been promoted to Vice President of Operations and Secretary of the Board of China Fire. In this new role, Mr. Yang will be responsible for internal operations management, including human resources, legal affairs and mergers & acquisitions. He will also retain his current role as Deputy General Manager of Sureland in charge of operations and mergers & acquisitions. Mr. Yang joined Sureland Industrial in 2000, and has since held various positions including Executive Assistant to the General Manager and Secretary of the Board of Sureland. Prior to joining Sureland, Mr. Yang was a marketing manager in a telecommunications company and a manager of corporate planning in a winery company. Mr. Yang received his MBA from Renmin University of China in 2000 and is currently pursuing a Ph.D. in business management.

Mr. Brian Lin, Chief Executive Officer of China Fire commented, "We continue to improve the strength of our leadership team with these executive promotions, and as we continue to lead our industry in technical and product innovations, I am very pleased to announce the creation of the Chief Technology Officer position at China Fire. I congratulate Messrs. Zhang, Li, and Yang on their well-deserved promotions. I am confident they will significantly contribute to our company's greater success and help further expand our company's leadership position in the industrial fire protection market.''

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, traditional power generation, petrochemical and nuclear power industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com ..

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

     For more information, please contact:

     China Fire & Security Group, Inc.
     Shayla Suen, Investor Relations
     Tel:   +86-10-8441-7400
     Email: ir@chinafiresecurity.comICR, Inc.
     In China:
     Michael Tieu or Bill Zima
     Tel:   +86-10-6599-7960 or +86-10-6599-7969
     Email: michael.tieu@icrinc.com or william.zima@icrinc.com

     In the U.S.:
     Brian M. Prenoveau, CFA
     Tel:   +1-203-682-8200
     Email: brian.prenoveau@icrinc.com

SOURCE China Fire & Security Group, Inc.